EXECUTION VERSION

PLEDGE AGREEMENT

Dated as of

September 25, 2012

between

GOLDEN MEDITECH HOLDINGS LIMITED
as Pledgor

and

TAIWAN COOPERATIVE BANK, LTD., HONG KONG BRANCH
as Security Agent

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TABLE OF CONTENTS

(continued)

Schedule 1	—	Information Regarding Pledgor and Pledged Securities

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PLEDGE AGREEMENT (this "Pledge Agreement"), dated as of September 25, 2012 between Golden Meditech Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Pledgor"), and Taiwan Cooperative Bank, Ltd., Hong Kong Branch, as security agent (the "Security Agent") for the Secured Parties.

WHEREAS, the Pledgor has entered into a Facility Agreement dated September 25, 2012 (as amended, supplemented or otherwise modified from time to time, the "Facility Agreement") with, among others, Taiwan Cooperative Bank, Ltd., Hong Kong Branch, as facility agent, pursuant to which, among other things, the Lenders (as defined in the Facility Agreement) have agreed to make loans or otherwise to extend credit to the Pledgor upon the terms and subject to the conditions specified in the Facility Agreement;

WHEREAS, the Pledgor has received or will receive a 7.0% Senior Convertible Note with a total principal amount of US $50,000,000 (the "Convertible Note") issued by China Cord Blood Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands and listed on the New York Stock Exchange, Inc. (the "Issuer"), pursuant to that certain Convertible Note Purchase Agreement dated September 18, 2012 (the "CN Purchase Agreement");

WHEREAS, the securities receivable upon conversion of the Convertible Note are entitled to the benefits of a Registration Rights Agreement to be entered into on the date on which the completion and closing of the purchase of the Convertible Note takes place in accordance with the terms of the CN Purchase Agreement (the "Registration Rights Agreement"), between the Pledgor and the Issuer;

WHEREAS, in order to secure all Secured Obligations and as required under the Facility Agreement, the Pledgor has agreed to execute and deliver to the Security Agent a pledge agreement in substantially the form hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Definitions.

1.01.         Definition of Terms Used Herein Generally. All capitalized terms used but not defined herein shall have the meanings specified in the Facility Agreement. All terms used herein and defined in the NYUCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.02.         Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

"Charged Property" has the meaning specified in the HK Share Charge.

"Code" means the United States Internal Revenue Code of 1986.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default Rate" means the default interest rate calculated pursuant to the Facility Agreement.

"Equity Interests" means shares, shares of capital stock, partnership interests, membership interests, beneficial interests or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any of the foregoing.

"Events" has the meaning specified in Section 7.03(a).

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, any financing lease having substantially the same economic effect as any of the foregoing and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities).

"NYUCC" means the Uniform Commercial Code as in effect in the State of New York from time to time.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Pledged Collateral" has the meaning specified in Section 2.01.

"Pledged Interests" has the meaning specified in Section 2.02(b).

"Pledged Note" has the meaning specified in Section 2.02(a).

"Pledged Securities" means Pledged Note and Pledged Interests.

"Pledged Securities Schedule" means, collectively, Schedule 1 hereto (as the same may be updated from time to time).

"Secured Obligations" has the meaning set forth in the Facility Agreement.

"Secured Parties" means the "Finance Parties" under and as defined in the Facility Agreement.

"Securities Act" has the meaning specified in Section 7.01(d).

"Security Interest" means any security interest granted by the Pledgor pursuant to Section 2.01, as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Pledge Agreement.

"UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

1.03.         Rules of Interpretation. With reference to this Pledge Agreement, unless otherwise specified herein:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any Finance Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used herein, shall be construed to refer to this Pledge Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Pledge Agreement, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)          Article, section and subsection headings herein are included for convenience of reference only and shall not affect the interpretation of this Pledge Agreement.

Section 2.          Pledge.

2.01.         Grant of Security Interest. The Pledgor hereby pledges, charges and mortgages to the Security Agent, and grants to the Security Agent, for the benefit of the Security Agent and each other Secured Party, a first priority security interest in the collateral described in Section 2.02 (collectively, the "Pledged Collateral") to secure the payment or performance, as the case may be, in full of the Secured Obligations, whether at stated maturity, by acceleration or otherwise.

2.02.         Description of Pledged Collateral. The Pledged Collateral is described as follows and on any separate schedules at any time furnished by the Pledgor to the Security Agent (which schedules are hereby deemed part of this Pledge Agreement):

(a)          all right, title and interest of the Pledgor as a holder in and to (i) the Convertible Note described on the Pledged Securities Schedule and all other rights in respect of the Convertible Note, (ii) all rights of the Pledgor to exercise conversion rights and remedies under the Convertible Note and the CN Purchase Agreement and to require performance by the Issuer in respect of the Convertible Note, and (iii) all certificates, instruments or other documents evidencing or representing the same in each case whether now owned or hereafter acquired and whether certificated or uncertificated (collectively, the "Pledged Note");

(b)          all right, title and interest of the Pledgor in and to all membership, partnership and similar Equity Interests issued to the Pledgor by the Issuer upon exercise of the rights of conversion under the Convertible Note, whether certificated or uncertificated, together with all capital and other accounts, any securities account to which such Equity Interests are credited and all related security entitlements, maintained by the Pledgor with respect to such Equity Interests and all income, gain, loss, deductions and credits allocated or allocable to such accounts, in each case whether now owned or hereafter acquired (collectively, the "Pledged Interests");

(c)          all right, title and interest of the Pledgor in and to all present and future payments, proceeds, dividends, distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the collateral listed in clauses (a) and (b) above, and all monies due or to become due and payable to the Pledgor in connection with or related to such collateral or otherwise paid, issued or distributed from time to time in respect of or in exchange therefor, and any certificate (if any), instrument or other document evidencing or representing the same (including, without limitation, all proceeds of dissolution or liquidation);

(d)          all right, title and interest in, to and under the Registration Rights Agreement, including without limitation, all rights, claims, powers, privileges and remedies of the Pledgor whether arising by contract, at law, in equity or otherwise under the Registration Rights Agreement; and

(e)          all proceeds of all of the foregoing, of every kind, and all proceeds of such proceeds.

2.03.         HK Share Charge. Concurrently herewith the Pledgor is executing and delivering the HK Share Charge, pursuant to which the Pledgor is pledging to the Security Agent the Pledged Interests. The pledge and all collateral covered by the HK Share Charge (including the Pledged Interests) shall be governed by the terms of the HK Share Charge, and not by this Pledge Agreement, solely to the extent that such collateral is duly and validly pledged and perfected under the HK Share Charge.

2.04.         Delivery of Certificates, Instruments, Information Etc.

(a)          The Pledgor shall:

(i)          deliver to the Security Agent the original certificate representing the Convertible Note on the Initial Utilisation Date in accordance with Clause 20.26(b)(i) (Conditions subsequent) of the Facility Agreement;

(ii)         deliver to the Security Agent the original share certificate, register of members extract(s), instruments or other documents evidencing or representing Pledged Collateral or required to transfer title thereto received after the date hereof promptly (and in any event within six Business Days) after the Pledgor's receipt thereof;

(iii)        immediately after execution of this Pledge Agreement, instruct its registered office provider to enter particulars as required by the Companies Law (as amended) of the Cayman Islands (the "Cayman Law") of the security interests created pursuant to this Pledge Agreement in the register of mortgages and charges ("Register of Mortgages and Charges") maintained by it in accordance with section 54 of the Cayman Law and immediately after entry of such particulars has been made (and in any event within five Business Days after the date of this Pledge Agreement), provide the Security Agent with a certified true copy of the updated Register of Mortgages and Charges;

(iv)        upon acquiring legal title to shares in the Issuer (which are not for any reason listed on the New York Stock Exchange, Inc.) upon conversion of the Convertible Note, procure that the following notation be entered in the non-listed shares register of members of the Issuer (the "Register of Members") to the extent such Register of Members is required to be maintained by the Issuer pursuant to the laws of the Cayman Islands, including sections 40 and 40B.(5) of the Companies Law of the Cayman Islands:

"The shares with numbers [•] to [•] registered in the name of Golden Meditech Holdings Limited are charged in favour of Taiwan Cooperative Bank, Ltd., Hong Kong Branch as security agent pursuant to a Pledge Agreement dated as of September 25, 2012, as amended from time to time."; and

(v)       deliver to the Security Agent (and in any event within five Business Days after the occurrence of the event referred to above) a certified true copy of the Register of Members with the annotation referred to in Clause (iv) above.

(b)          All Pledged Securities delivered to the Security Agent shall be accompanied by instruments of transfer or assignment undated and duly executed in blank. The Security Agent shall not exercise its rights with regard to such instruments of transfer or assignment unless an Event of Default has occurred and is continuing.

2.05.         Registration. At any time following the occurrence and during the continuance of an Event of Default, the Security Agent may cause all or any of the Pledged Securities to be transferred to or registered in its name or the name of its nominee or nominees.

2.06.         Authorization to File Financing Statements. The Pledgor hereby irrevocably authorizes the Security Agent at any time and from time to time to file in any jurisdiction in which the UCC has been adopted any initial financing statements and amendments thereto that (a) describe the Pledged Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether the Pledgor is an organization, the type of organization and any company number issued to the Pledgor. The Pledgor agrees to furnish any such information to the Security Agent promptly upon request. The Pledgor also ratifies its authorization for the Security Agent to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

2.07.         Control of Uncertificated Securities. The Pledgor shall ensure at all times that the Security Agent has "control" for purposes of Section 8-106 of the NYUCC of all uncertificated Equity Interests included within the Pledged Collateral. If the Pledgor at any time pledges uncertificated Equity Interests deemed to be a security under Article 8 of the UCC that are held or acquired by the Pledgor or its nominee through a securities intermediary, the Pledgor shall promptly notify the Security Agent thereof and promptly and in any event within 5 Business Days, either (i) cause such securities intermediary to enter into a written agreement or other authenticated record with the Pledgor and the Security Agent, in form and substance satisfactory to the Security Agent, pursuant to which such securities intermediary shall, among other things, agree to comply with entitlement orders or other instructions from the Security Agent to such securities intermediary as to such securities or other investment property, in each case without further consent of the Pledgor or such nominee, or (ii) arrange for the Security Agent to become the entitlement holder with respect to such securities, with the Pledgor being permitted, only with the consent of the Security Agent, to exercise rights to withdraw or otherwise deal with such securities.

Section 3.          Representations and Warranties. The Pledgor hereby represents and warrants to the Security Agent that:

3.01.         Pledgor's Legal Status. (a) The Pledgor is in good standing and a company of the type, and is incorporated in the jurisdiction, set forth under the Pledgor's name on Schedule 1 hereto and (b) Schedule 1 hereto sets forth the Pledgor's company number or states that the Pledgor has none.

3.02.         Pledgor's Legal Name. The Pledgor's exact legal name is that set forth under the Pledgor's name on Schedule 1 hereto and on the signature page hereof.

3.03.         Pledgor's Locations. Schedule 1 hereto sets forth the Pledgor's place of business or (if it has more than one place of business) its chief executive office, as well as its mailing address if different. The Pledgor's place of business or (if it has more than one place of business) its chief executive office is not located in a jurisdiction that has adopted the UCC or whose Laws generally require that information concerning the existence of non-possessory security interests be made generally available in a filing, recording or registration system as a condition or result of a security interest obtaining priority over the rights of a lien creditor with respect to the collateral.

3.04.         Title to Collateral. The Pledged Collateral is owned by the Pledgor free and clear of any Lien, except the Lien on the Pledged Interests granted pursuant to the HK Share Charge.

3.05.         Pledged Collateral. A complete and accurate list and description of all Pledged Securities is set forth on the Pledged Securities Schedule.

3.06.         Due Authorization, Etc. The Pledged Securities listed on the Pledged Securities Schedule hereto have been duly authorized and validly issued and are fully paid and non-assessable, to the extent such concepts are applicable, and are not subject to any options to purchase or similar rights of any Person.

3.07.         Nature of Security Interest. Upon the delivery of all certificated Pledged Securities to the Security Agent and satisfaction of the other perfection requirements specified herein, the pledge of the Pledged Collateral pursuant to this Pledge Agreement creates a valid and perfected first priority security interest in such Pledged Collateral, securing the prompt and complete payment, performance and observance of the Secured Obligations.

Section 4.          Covenants. The Pledgor hereby covenants and agrees with the Security Agent as follows:

4.01.         Pledgor's Legal Status. The Pledgor shall not change its corporate status, jurisdiction of incorporation or other legal structure.

4.02.         Pledgor's Name. Without providing at least 30 days' prior written notice to the Security Agent, the Pledgor shall not change its name.

4.03.         Pledgor's Company Number. Without providing at least 30 days' prior written notice to the Security Agent, the Pledgor shall not change its company number if it has one. If the Pledgor does not have a company number and later obtains one, the Pledgor shall forthwith notify the Security Agent of such company number.

4.04.         Locations. Without providing at least 30 days' prior written notice to the Security Agent, the Pledgor shall not change its principal residence, its place of business or (if it has more than one place of business) its chief executive office or its mailing address.

4.05.          Registration Rights. Upon request of the Security Agent, the Pledgor will use its reasonable best efforts to take such actions which, in the opinion of the Security Agent, are necessary or advisable, in each case, to exercise its rights as a Designated Holder, as defined in and in accordance with the Registration Rights Agreement and to enable the Issuer to effect the registration contemplated thereby, subject to and in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.

4.06.         Further Assurances. The Pledgor will, from time to time, at its expense, promptly execute and deliver all further instruments and documents and take all further action that may be necessary, or that the Security Agent may reasonably request, in order to perfect or protect or maintain the priority of any Security Interest granted or purported to be granted hereby or to enable Security Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral (including the execution of an equitable or legal mortgage).

Section 5.          Voting Rights and Certain Payments.

5.01.         Voting Rights and Payments Prior to an Event of Default. So long as no Event of Default shall have occurred and be continuing, the Pledgor shall be entitled:

(a)          to exercise, as it shall think fit, but in a manner not inconsistent with the terms hereof and/or the terms of the other Finance Documents, the voting power with respect to the Pledged Collateral, and for that purpose the Security Agent shall (if any Pledged Securities shall be registered in the name of the Security Agent or its nominee) execute or cause to be executed from time to time, at the expense of the Pledgor, such proxies or other instruments in favor of the Pledgor or its nominee, in such form and for such purposes as shall be reasonably required by the Pledgor and shall be specified in a written request therefor, to enable it to exercise such voting power with respect to the Pledged Securities; and

(b)          except as otherwise provided in Section 5.02, to receive and retain for its own account any and all payments, proceeds, monies, compensation, property, assets, instruments or rights to the extent such are permitted pursuant to the terms of the Facility Agreement.

5.02.         Voting Rights and Ordinary Payments After an Event of Default. Upon the occurrence and during the continuance of any Event of Default, all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 5.01(a) and to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 5.01(b) shall cease, and thereupon the Security Agent shall be entitled to exercise all voting power with respect to the Pledged Securities and to receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights at any time declared or paid upon any of the Pledged Collateral during such an Event of Default and otherwise to act with respect to the Pledged Collateral as outright owner thereof.

Section 6.          All Payments in Trust. All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by the Pledgor contrary to the provisions of Section 5 shall be received and held in trust for the benefit of the Security Agent, shall be segregated by the Pledgor from other funds of the Pledgor and shall be forthwith paid over to the Security Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Section 7.          Remedies.

7.01.         Disposition Upon Default and Related Provisions.

(a)          Upon the occurrence and during the continuance of any Event of Default, the Security Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all rights of voting, exercise and conversion with respect to the Pledged Collateral and all of the rights and remedies of a secured party upon default under the NYUCC at that time (whether or not applicable to the affected Pledged Collateral) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Pledged Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Pledged Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Security Agent may grant options.

(b)          If any of the Pledged Collateral is sold by the Security Agent upon credit or for future delivery, the Security Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Security Agent may resell such Pledged Collateral. In no event shall the Pledgor be credited with any part of the proceeds of sale of any Pledged Collateral until cash payment therefor has actually been received by the Security Agent.

(c)          The Security Agent may purchase any Pledged Collateral at any public sale and, if any Pledged Collateral is of a type customarily sold in a recognized market or is of the type that is the subject of widely distributed standard price quotations, the Security Agent may purchase such Pledged Collateral at private sale, and in each case may make payment therefor by any means, including, without limitation, by release or discharge of Secured Obligations in lieu of cash payment.

(d)          The Parties hereto acknowledge that the Pledgor has entered into the Registration Rights Agreement pursuant to which the Security Agent may acquire certain rights enabling it to effect a public sale of the Pledged Securities in accordance with the terms thereof. Notwithstanding the foregoing, the Pledgor recognizes that the Security Agent may be unable to effect a public sale of all or part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), or in applicable "blue sky" or other state securities Laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor agrees that any such Pledged Collateral sold at any such private sale may be sold at a price and upon other terms less favorable to the seller than if sold at public sale and that each such private sale shall be deemed to have been made in a commercially reasonable manner. The Security Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the Issuer of such securities, even if such Issuer would agree, to register such securities for public sale under the Securities Act. The Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(e)          No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any sale or other disposition of any part of the Pledged Collateral that threatens to decline speedily in value or that is of a type customarily sold on a recognized market; otherwise the Security Agent shall give the Pledgor at least 10 days' prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice the Pledgor agrees is commercially reasonable.

(f)          The Security Agent shall not be obligated to make any sale of Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(g)          The remedies provided herein in favor of the Security Agent shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Security Agent existing at Law or in equity.

(h)          To the extent that applicable Law imposes duties on the Security Agent to exercise remedies in a commercially reasonable manner, the Pledgor acknowledges and agrees that it is not commercially unreasonable for the Security Agent (i) to advertise dispositions of Pledged Collateral through publications or media of general circulation; (ii) to contact other Persons, whether or not in the same business as the Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral; (iii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral; (iv) to dispose of Pledged Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (v) to disclaim disposition warranties or (vi) to the extent deemed appropriate by the Security Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Security Agent in the disposition of any of the Pledged Collateral. The Pledgor acknowledges that the purpose of this clause (h) is to provide non-exhaustive indications of what actions or omissions by the Security Agent would not be commercially unreasonable in the Security Agent's exercise of remedies against the Pledged Collateral and that other actions or omissions by the Security Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this clause (h). Without limiting the foregoing, nothing contained in this clause (h) shall be construed to grant any rights to the Pledgor or to impose any duties on the Security Agent that would not have been granted or imposed by this Pledge Agreement or by applicable Law in the absence of this clause (h).

7.02.         Security Agent Appointed Attorney-in-Fact.

(a)          To effectuate the terms and provisions hereof, the Pledgor hereby appoints the Security Agent as the Pledgor's attorney-in-fact (with power to delegate) for the purpose, from and after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument that the Security Agent from time to time in the Security Agent's reasonable discretion may deem necessary or advisable to accomplish the purposes of this Pledge Agreement. Without limiting the generality of the foregoing, the Security Agent shall, from and after the occurrence and during the continuance of an Event of Default, have the right and power to:

(i)          receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or dividend or other distribution or amount payable in respect of the Pledged Collateral or any part thereof and to give full discharge for the same;

(ii)         execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral;

(iii)        exercise all rights of the Pledgor as owner of the Pledged Collateral including, without limitation, the right to sign any and all amendments, instruments, certificates, proxies, and other writings necessary or advisable to exercise all rights and privileges of (or on behalf of) the owner of the Pledged Collateral, including, without limitation, all voting rights with respect to the Pledged Securities;

(iv)        ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(v)         file any claims or take any action or institute any proceedings that the Security Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Security Agent with respect to any of the Pledged Collateral; and

(vi)        generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Security Agent were the absolute owner thereof for all purposes, and to do, at the Security Agent's option and the Pledgor's expense, at any time or from time to time, all acts and things that the Security Agent deems reasonably necessary to protect, preserve or realize upon the Pledged Collateral.

(b)          The Pledgor hereby ratifies and approves all acts of the Security Agent made or taken pursuant to this Section 7.02 (provided that the Pledgor, by virtue of such ratification, does not release any claim that the Pledgor may otherwise have against the Security Agent for any such acts made or taken by the Security Agent through gross negligence or willful misconduct). Neither the Security Agent nor any Person designated by the Security Agent shall be liable for any acts or omissions or for any error of judgment or mistake of fact or Law, except such as may result from the Security Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. This power, being coupled with an interest, is irrevocable so long as this Pledge Agreement shall remain in force.

7.03.         Security Agent's Duties of Reasonable Care.

(a)          The Security Agent shall have the duty to exercise reasonable care in the custody and preservation of any Pledged Collateral in its possession, which duty shall be fully satisfied if such Pledged Collateral is accorded treatment substantially equal to that which the Security Agent accords its own property and, with respect to any calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any such Pledged Collateral (herein called "Events"),

(i)          the Security Agent gives the Pledgor of such Pledged Collateral reasonable notice of the occurrence of any Events of which the Security Agent has received actual knowledge, which Events are applicable to any securities that are in bearer form or are not registered and held in the name of the Security Agent or its nominee (the Pledgor agreeing to give the Security Agent reasonable notice of the occurrence of any Events of which the Pledgor has knowledge, which Events are applicable to any securities in the possession of the Security Agent); and

(ii)         the Security Agent endeavors to take such action with respect to any of the Events as the Pledgor may reasonably and specifically request in writing in sufficient time for such action to be evaluated and taken or, if the Security Agent reasonably believes that the action requested would adversely affect the value of the Pledged Collateral as collateral or the collection of the Secured Obligations, or would otherwise prejudice the interests of the Security Agent, the Security Agent gives reasonable notice to the Pledgor that any such requested action will not be taken and, if the Security Agent makes such determination or if the Pledgor fails to make such timely request, the Security Agent takes such other action as it deems advisable in the circumstances.

(b)          Except as hereinabove specifically set forth, the Security Agent shall have no further obligation to ascertain the occurrence of, or to notify the Pledgor with respect to, any Events and shall not be deemed to assume any such further obligation as a result of the establishment by the Security Agent of any internal procedures with respect to any securities in its possession, nor shall the Security Agent be deemed to assume any other responsibility for, or obligation or duty with respect to, any Pledged Collateral or its use of any nature or kind, or any matter or proceedings arising out of or relating thereto, including, without limitation, any obligation or duty to take any action to collect, preserve or protect its or the Pledgor's rights in the Pledged Collateral or against any prior parties thereto, but the same shall be at the Pledgor's sole risk and responsibility at all times.

(c)          The Pledgor waives any restriction or obligation imposed on the Security Agent under Sections 9-207(c)(1) and 9-207(c)(2) of the NYUCC.

(d)          Anything herein to the contrary notwithstanding, the Pledgor shall remain liable under the Registration Rights Agreement. The Security Agent shall not have any obligation or liability under the Registration Rights Agreement by reason of or arising out of this Agreement or the receipt by the Security Agent of any payment relating to any of the Pledged Collateral or Charged Property, nor shall the Security Agent be obligated in any manner to perform any of the obligations of the Pledgor under the Registration Rights Agreement, to make inquiry as to the nature or sufficiency of any payment received by the Security Agent in respect of the Pledged Collateral or Charged Property or as to the sufficiency of any performance by any party under the Registration Rights Agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Security Agent or to which the Security Agent may be entitled at any time or times.

7.04.         Security Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Security Agent may (but shall have no obligation to) itself perform or cause performance of such agreement, and the expenses of the Security Agent incurred in connection therewith shall be payable by the Pledgor upon demand and added to the Secured Obligations.

Section 8.          Suretyship Waivers by Pledgor; Obligations Absolute.

(a)          The Pledgor waives demand, notice, protest, notice of acceptance of this Pledge Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description thereof, all in such manner and at such time or times as the Security Agent may deem advisable. The Security Agent shall have no duty as to the collection or protection of the Pledged Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 7.03.

(b)          All rights of the Security Agent hereunder, the Security Interest and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Facility Agreement, any other Finance Document or any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Facility Agreement, any other Finance Document or any other agreement or instrument, (iii) any taking, exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from or any acceptance of partial payment thereon and or settlement, compromise or adjustment of any Secured Obligation or of any guarantee, securing or guaranteeing all or any of the Secured Obligations, (iv) any manner of sale or other disposition of any Pledged Collateral or any other collateral for all or any of the Secured Obligations or any other obligations of any other Finance Party under or in respect of the Facility Agreement, any other Finance Document or any other agreement or instrument,(v) any change, restructuring or termination of the corporate structure or existence of any Finance Party or any of its Subsidiaries or any other assets of any Finance Party or any of its Subsidiaries, (vi) any failure of any Secured Party to disclose to another Secured Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Secured Party now or hereafter known to such Secured Party (the Pledgor waiving any duty on the part of the Secured Parties to disclose such information), (vii) the failure of any other person to execute this Pledge Agreement or any other Finance Document, guaranty or agreement or the release or reduction of liability of the Pledgor or other pledgor or surety with respect to the Secured Obligations or (viii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Secured Obligations or this Pledge Agreement.

(c)          Until such time this Pledge Agreement shall terminate in accordance with Section 13, the Pledgor will not exercise any rights which it may have by reason of performance by it of its obligations under this Pledge Agreement: (i) to be indemnified by any other obligor under the Finance Documents; (ii) to claim any contribution from any guarantor of any Pledgor's or other obligor's obligations under any Finance Document; and/or (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, any Finance Document by any Secured Party.

Section 9.          Marshalling. Neither the Security Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to this Pledge Agreement and the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Pledgor hereby agrees that it shall not invoke any Law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the rights of the Security Agent or any other Secured Party under this Pledge Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Pledgor hereby irrevocably waives the benefits of all such Laws.

Section 10.         Proceeds of Dispositions. After deducting all expenses payable to the Security Agent, the residue of any proceeds of collection or sale of Pledged Collateral shall, to the extent actually received in cash, be applied to the payment of the remaining Secured Obligations in such order or preference as provided in the Facility Agreement, proper allowance and provision being made for any Secured Obligations not then due and for any cash proceeds held as additional collateral. Upon the final payment and satisfaction in full of all of the Secured Obligations (provided that no further Secured Obligations may become outstanding) and the termination of all commitments under the Facility Agreement and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the NYUCC, any excess shall be returned to the Pledgor or transferred as a court of competent jurisdiction may direct, and in any event the Pledgor shall remain liable for any deficiency in the payment of the Secured Obligations.

Section 11.         Overdue Amounts. All amounts due and payable by the Pledgor hereunder shall constitute Secured Obligations and, whether before or after judgment, shall bear interest until paid at a rate per annum equal to the Default Rate.

Section 12.         Reinstatement. Notwithstanding the provisions of Section 13, the obligations of the Pledgor pursuant to this Pledge Agreement and the Security Interests shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment or recovery of any of the Secured Obligations is rescinded or otherwise must be restored or returned by the Security Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor or any other obligor or otherwise, all as though such payment or recovery had not been made.

Section 13.         Termination.

(a)          This Pledge Agreement and the security interests created hereby shall terminate when the Secured Obligations have been irrevocably and unconditionally paid in full, no Secured Obligations remain outstanding and none of the Secured Parties shall have any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Finance Document.

(b)          In connection with any termination or release pursuant to paragraph (a), the Security Agent shall return all Pledged Collateral in its possession to the Pledgor and shall execute and deliver to the Pledgor, at the Pledgor's expense, all documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or warranty by the Security Agent.

(c)          Upon any sale, transfer or other disposition of any Pledged Collateral in accordance with the terms of the Finance Documents, the Security Agent shall, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the release of such Pledged Collateral from the assignment and security interest granted hereby; provided that (i) the Pledgor shall have delivered to the Security Agent, at least two Business Days prior to the date of the proposed release, a written request for release, a form of release for execution by the Security Agent (which form must be satisfactory to the Security Agent) and a certificate of the Pledgor to the effect that the transaction is in compliance with the Finance Documents; and (ii) the proceeds of any such sale, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the Facility Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Security Agent when and as required under the Facility Agreement.

Section 14.         Miscellaneous.

14.01.         Notices. All communications and notices hereunder shall be in writing and given as provided in the Facility Agreement.

14.02.         Counterparts; Effectiveness. This Pledge Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Pledge Agreement shall become effective when it shall have been executed by the Security Agent and the Security Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Pledge Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Pledge Agreement.

14.03.         Headings. Section and subsection headings in this Pledge Agreement are included for convenience of reference only and shall not affect the interpretation of this Pledge Agreement.

14.04.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement. In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

14.05.         Severability. If any provision of this Pledge Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Pledge Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.06.         Survival of Agreement. All covenants, agreements, representations and warranties made by the Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Pledge Agreement shall be considered to have been relied upon by the Security Agent and the other Secured Parties and shall survive the execution and delivery of the Facility Agreement and the other Finance Documents and the advance of all extensions of credit contemplated thereby, regardless of any investigation made by the Security Agent or any other Secured Party or on their behalf and notwithstanding that the Security Agent or any other Secured Party may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect until this Pledge Agreement shall terminate (or thereafter to the extent provided herein).

14.07.         Binding Effect. This Pledge Agreement is binding upon the Pledgor and the Security Agent and their respective successors and assigns, and shall inure to the benefit of the Pledgor, the Security Agent and the other Secured Parties and their respective successors and assigns, except that the Pledgor shall not have any right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Pledge Agreement or the Facility Agreement.

14.08.         Waivers; Amendments.

(a)          No failure or delay of the Security Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Security Agent hereunder and of the Secured Parties under the Facility Agreement and other Finance Documents are cumulative and are not exclusive of any rights or remedies that any of them would otherwise have. No waiver of any provisions of this Pledge Agreement or consent to any departure by the Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Security Agent and the Pledgor, subject to any consent required in accordance with the Facility Agreement.

14.09.         Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)          Submission to Jurisdiction. The Pledgor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or any other document executed in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by applicable Law, that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Pledge Agreement or in any other document executed in connection herewith shall affect any right that the Security Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Pledge Agreement or any other document executed in connection herewith against the Pledgor or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. The Pledgor irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Pledge Agreement or any other document executed in connection herewith in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.01. The Pledgor irrevocably appoints Law Debenture Corporate Services Inc., at 400 Madison Avenue, 4th Floor, New York, New York 10017, United States, as its authorized agent on which legal process may be served in any action, suit or proceeding brought in any in any court referred to in paragraph (b) of this Section. The Pledgor agrees that service of process in respect of it upon such agent, together with written notice of such service given to the Pledgor in the manner provided for notices in Section 14.01, shall be deemed to be effective service of process upon the Pledgor in any such action, suit or proceeding. The Pledgor agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, the Pledgor agrees to irrevocably appoint another such agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this paragraph (d). Nothing in this Pledge Agreement or any other document executed in connection herewith will affect the right of any party hereto to serve process in any other manner permitted by applicable Law or to obtain jurisdiction over any party or bring actions, suits or proceedings against any party in such other jurisdictions, and in such matter, as may be permitted by applicable Law.

14.10.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.11.         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Pledge Agreement or any other Finance Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Security Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Pledgor in respect of any such sum due from it to the Security Agent or any other Secured Party shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Security Agent of any sum adjudged to be so due in the Judgment Currency, the Security Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Security Agent from the Pledgor in the Agreement Currency, the Pledgor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Security Agent or other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Security Agent in such currency, the Security Agent agrees to return the amount of any excess to the Pledgor (or to any other Person who may be entitled thereto under applicable law).

[Remainder of page left blank intentionally; signatures follow.]

IN WITNESS WHEREOF, intending to be legally bound, each party hereto has caused this Pledge Agreement to be duly executed as of the date first above written.

GOLDEN MEDITECH HOLDINGS LIMITED
as Pledgor

By:		/s/ KAM Yuen
	Name:	KAM Yuen
	Title:	Chairman

[Signature page to Pledge

Agreement]

TAIWAN COOPERATIVE BANK, LTD., HONG KONG BRANCH
as Security Agent

By:		/s/ Lin, Yen-Mao
	Name:	Lin, Yen-Mao
	Title:	General Manager

[Signature page to Pledge

Agreement]

Schedule 1 to Pledge Agreement

Attached to and forming part of that certain

Pledge Agreement dated as of September 25, 2012 between

Golden Meditech Holdings Limited, as Pledgor and Taiwan Cooperative Bank, Ltd., Hong Kong Branch, as Security Agent

Pledged Securities

GOLDEN MEDITECH HOLDINGS LIMITED

Description of Pledged Securities:

Issuer of Convertible Note	Issuance Date	Interest Rate	Total Notional Amount	Maturity Date
China Cord Blood Corporation	[—], 2012	7.0%	US $50,000,000	[—]

Exact Name of the Pledgor: Golden Meditech Holdings Limited

The Pledgor is an exempted company incorporated with limited liability.

The Pledgor is incorporated under the laws of the Cayman Islands.

The Pledgor's company number is: 112613.

Address of the Pledgor:

48/F, Bank of China Tower,

1 Garden Road,

Central,

Hong Kong

[Schedule 1 to Pledge Agreement]